EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-48609 on Form S-8 of our reports dated March 16, 2007 relating to (i) the consolidated financial statements and schedule of Waste Industries USA, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006), and (ii) management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Waste Industries USA, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 16, 2007